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Exhibit 21.1

SUBSIDIARIES OF ADVENT SOFTWARE, INC.

Name	State or Country of Incorporation
Advent Denmark AS	Denmark
Advent EMEA Ltd.	Ireland
Advent Europe Limited	England and Wales
Advent Netherlands BV	Netherlands
Advent Norway AS	Norway
Advent Software (Asia) Ltd.	Hong Kong
Advent Software (Beijing) Co., Ltd.	China
Advent Software (Canada) Inc.	Canada
Advent Software (Middle East) Limited	United Arab Emirates
Advent Software (Singapore) Pte. Ltd	Singapore
Advent Sweden AB	Sweden
Advent Switzerland SA	Switzerland
Black Diamond Performance Reporting, LLC	Delaware
Hub Data, Inc.	Massachusetts
Second Street Securities, Inc.	Delaware
Syncova Solutions Ltd	United Kingdom

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  Exhibit 21.1
SUBSIDIARIES OF ADVENT SOFTWARE, INC.